EXHIBIT 99.1

Press Release
FOR IMMEDIATE RELEASE

PR Contact:	Investor Contact:

Jeannette Hudler Interphase Corporation 214-654-5000 pr@iphase.com	Joseph Hassett Interphase Corporation 866-630-INPH ir@iphase.com
Interphase Announces 2005 Third Quarter Financial Results
PLANO, Texas — October 19, 2005 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today reported financial results for its third quarter ended September 30, 2005.
Revenues for the third quarter of 2005 were $6.9 million in comparison to $8.3 million for the third quarter of 2004. The decrease in revenues was primarily driven by a decline in Enterprise SlotOptimizer revenues as these products near the end of their life cycle. Broadband Telecom revenues remained relatively flat for the third quarter of 2005 and therefore did not offset this decrease. Gross margin for the third quarter of 2005 was 50% compared to 56% for the third quarter of 2004. This decrease is due to excess plant capacity and inventory obsolescence charges. The Company reported a loss for the third quarter of 2005 of $912,000 or $(0.15) per share compared to a net income of $500,000 or $0.08 per share in the third quarter of 2004.
The Company’s balance sheet remains strong with a solid working capital position of $25.3 million, including cash and marketable securities of $20.9 million at September 30, 2005.
“Although we are not satisfied with our results for this quarter, our balance sheet remains strong and provides us the leverage necessary to invest in Advanced Mezzanine product initiatives to establish Interphase as a premier player in the Advanced TCA marketplace” stated Greg Kalush, President and Chief Executive Officer. “During the quarter we have responded to many new opportunities and have focused our efforts on expanding our product portfolio for our telecommunications and enterprise customers”.
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Interphase Announces 2005 Third Quarter Results, Page 2
Revenues for the nine months ended September 30, 2005 were $23.3 million, compared to $27.6 million for the same period in 2004. Gross margin was 53% for the first nine months of 2005 compared to 55% for the first nine months of 2004. Net loss for the first nine months of 2005 was $1.2 million or $(0.21) per share, versus a net income of $1.9 million or $0.29 per share for the first nine months of 2004.
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications, and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation Advanced TCA® (ATCA) and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase 2004 revenues were $35.0 million. Clients include Alcatel, Ericsson, Fujitsu Ltd., Hewlett Packard, Lockheed Martin, Lucent Technologies, Motorola Inc., Nortel Networks Ltd., Raytheon and Samsung. Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase and the Interphase logo are registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.
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Interphase Announces 2005 Third Quarter Results, Page 3
Interphase Corporation

Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2005	2004	2005	2004
Revenues	$6,924	$8,294	$23,296	$27,621
Gross margin	3,491	4,666	12,293	15,182
Research and development	1,898	1,938	6,091	5,944
Sales and marketing	1,680	1,497	4,756	4,684
General and administrative	885	767	2,728	2,835

Total operating expenses	4,463	4,202	13,575	13,463
(Loss) income from operations	(972)	464	(1,282)	1,719
(Loss) income before income tax	(876)	525	(1,075)	1,877
Net (loss) income	(912)	500	(1,228)	1,870
Net (loss) income per diluted share	$(0.15)	$0.08	$(0.21)	$0.29
Weighted average common and dilutive shares	5,895	6,298	5,823	6,375
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Sept. 30, 2005	Dec. 31, 2004
Cash and marketable securities	$20,868	$20,513
Accounts receivable, net	3,855	4,976
Inventories	3,214	3,509
Net property, plant and equipment	1,317	1,390
Total assets	31,231	32,098
Total liabilities	7,716	7,310
Total shareholders’ equity	$23,515	$24,788